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                         ADVANCED VIRAL RESEARCH CORP.
                          200 Corporate Boulevard South
                            New York, New York 10701


                               September 19, 2003

VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:   Withdrawal of Registration Statement on Form S-1
               (SEC File no. 333-100403)

Gentlemen:

         Reference is made to the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (SEC File no 333-100403) (the "Registration Statement") of Advanced Viral Research Corp. (the "Company"), initially filed with the Securities and Exchange Commission on May 30, 2003. The Company hereby respectfully requests that the Registration Statement be withdrawn.

                                       Very truly yours,


                                       ADVANCED VIRAL RESEARCH CORP.



                                       By: /s/ Eli Wilner
                                           -------------------------------------
                                           Eli Wilner
                                           President, Chief Executive Officer


cc:  Anne Nguyen